CATERPILLAR INC.,
CONSOLIDATED SUBSIDIARY COMPANIES,
AND 50%-OWNED UNCONSOLIDATED AFFILIATED COMPANIES

STATEMENT SETTING FORTH COMPUTATION
OF RATIOS OF PROFIT TO FIXED CHARGES
(Millions of dollars)


                                                      Period Ended
                                               Sept. 30   Dec. 31,  Dec. 31,
                                                1997        1996       1995

Profit                                         $1,214     $1,361     $1,136
Add:
     Provision for income taxes                   612        653        536
                                               ------     ------    ------
Profit before taxes                            $1,826     $2,014     $1,672
Fixed charges:
     Interest and other costs related
       to borrowed funds<F1>                   $  427    $   519     $  502
     Rentals at computed interest factors<F2>      40         54         51
                                               ------     ------    ------
Total fixed charges                            $  467     $  573     $  553
                                               ------     ------    ------
Profit before provision for income
   taxes and fixed charges                     $2,293     $2,587     $2,225
                                               ------     ------    ------
                                               ------     ------    ------
Ratio of profit to fixed charges                  4.9        4.5        4.0
                                               ------     ------    ------
                                               ------     ------    ------





                                                      Period Ended
                                               Dec. 31,  Dec. 31,  Dec. 31,
                                                1994       1993      1992

Profit                                         $  955     $  681    $(218)
Add:
     Provision for income taxes                   397         43     (123)
                                               ------     ------    -----
Profit before taxes                            $1,352     $  724    $(341)
Fixed charges:
     Interest and other costs related
       to borrowed funds<F1>                   $  430     $  464    $(527)
     Rentals at computed interest factors<F2>      51         53       52
                                               ------     ------    -----
Total fixed charges                            $  481     $  517    $ 579
                                               ------     ------    -----
Profit before provision for income
   taxes and fixed charges                     $1,833     $1,241    $ 238
                                               ------     ------    -----
                                               ------     ------    -----
Ratio of profit to fixed charges                  3.8        2.4    <F3>
                                               ------     ------    ------
                                               ------     ------    ------

<F1> Interest expense as reported in the Consolidated Results of Operations plus the Company's proportionate share of 50 percent-owned unconsolidated affiliated companies' interest expense.
<F2> Amounts represent those portions of rent expense that are reasonable approximations of interest costs.
<F3> Because of pretax losses for the year ended December 31, 1992, profit was not sufficient to cover fixed charges. The coverage deficiency was approximately $341 million.